UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): February 24, 2010

Emerson Electric Co.

(Exact Name of Registrant as Specified in Charter)

Missouri	1-278	43-0259330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri	63136
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is furnished pursuant to Regulation FD.

Emerson GAAP Underlying Orders – 3 Month Summary
(Percent change.  Trailing 3-month average versus prior year.)

	November ‘09	December ‘09	January ‘10
Process Management	-5 to 0	-15 to -10	-10 to -5
Industrial Automation	-20	-15 to -10	-5 to 0
Network Power	-5 to 0	0 to +5	+10 to +15
Climate Technologies	+5 to +10	+15 to +20	>+20
Appliance and Tools	-10	-5 to 0	0 to +5
Total Emerson	-10 to -5	-5 to 0	0 to +5

January 2010 Order Comments:

Emerson’s trailing three-month order rate was flat to up 5 percent, with currency positively impacting orders by over 5 percentage points.  The trailing three-month order trends excluding currency are now positive for the Climate Technologies, Network Power and Appliance and Tools business segments.  Total underlying orders excluding currency for Emerson were positive for the months of December and January and remain only slightly negative for the trailing three-month period.

The trailing three-month order rate for Process Management was down 5 to 10 percent, with currency exchange rates positively impacting the rate by over 7 percentage points. Order declines have begun to moderate in the MRO portion of the business.

Industrial Automation order trends continued to show sequential improvement each month in the trailing three-month period and were positive for the month of January.  The power generating alternator business order declines have started to moderate and positive order growth continued in the electronic drives business.  Currency exchange rates positively impacted orders by approximately 6 percentage points.

Network Power trailing three-month order trends excluding currency moved positive, with strength in the embedded power and embedded computing businesses, as well as continued growth in the network power business in Asia.

Climate Technologies orders strengthened, with positive impacts from Asia and continued growth in air-conditioning and refrigeration end markets, which was partially offset by weakness in Europe.

Appliance and Tools trailing three-month orders moved positive with growth in many of the consumer-related businesses.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: February 24, 2010	By:	/s/ Timothy G. Westman
Timothy G. Westman Vice President, Associate General Counsel and Assistant Secretary